CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this annual report Form 10-KSB of our report dated May 17, 2000, on our examination of the financial statements of Commercial Concepts, Inc. for the year ended February 29, 2000.

/s/ Fitzgerald Sanders, LLC

Fitzgerald Sanders, LLC
Salt Lake City, Utah
May 25, 2001